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                                                                   Exhibit 10.11

                    [LETTERHEAD OF ATRIX INTERNATIONAL INC.]

April 20, 1998


Steven D. Riedel
9299 Talus CircleE
Eden Prarie, MN 55347

Dear Steve:

This letter sets forth the agreement of Atrix International, Inc. (the "Company") to pay severance benefits to you under the circumstances set forth in this letter.

If your employment as the Company's President and Chief Executive Officer, with the Company or any successor entity is terminated by the Company or any successor for any reason other than death or "cause" as defined in the Company's 1994 Stock Option Plan (the "Plan"), within one (1) year after a "change in control," as defined in the Plan, or (b) you terminate your employment with the Company or any successor for "Good Reason" as defined below, within one (1) year after such change in control, then in either such case the Company or any successor shall be obligated to make severance payments to you in an amount equal to 100% of your then current annual base salary, payable over a twelve month period following such termination, in accordance with the Company's standard payroll practices.

The Company's obligation to make severance payments pursuant to this letter shall be effective with respect to any such change in control that occurs on or before June 30, 1999. The Company shall have no obligation to make any severance payment under this letter with respect to any such change in control that occurs after June 30, 1999.

For purposes of this letter, "Good Reason" means (a) a change in your status, position(s), duties or responsibilities as President and Chief Executive Officer of the Company as currently in effect which, in your reasonable judgement, is adverse (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned); provided, however, that Good Reason does not include a change in your status, position(s), duties or responsibilities caused by an insubstantial and inadvertent action that is remedied by the Company promptly after receipt of notice of such change is given by you; or (b) a reduction by the Company in your base salary.
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The severance benefits payable pursuant to this letter shall supercede and replace the severance benefits payable pursuant to the July 1, 1997 Compensation Committee Resolutions to the extent that such resolutions relate to severance payments to be made to you if the Company were to be acquired. The severance benefits payable pursuant to the July 1, 1997 Compensation Committee Resolutions shall remain in full force and effect in accordance with their original terms in all other respects.

Very truly yours,

/s/ W. W. BEDNARCZYK

W. William Bednarczyk
Chairman of the Board